Exhibit 99.1

LEXMARK INTERNATIONAL II, LLC

June 30, 2025

Consolidated Condensed Financial Statements

Lexmark Confidential

LEXMARK INTERNATIONAL II, LLC AND SUBSIDIARIES

Consolidated Condensed Financial Statements

For the Three and Six Months Ended June 30, 2025 and 2024

Lexmark Confidential

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue:
Product	$415.3	$463.2	$828.2	$920.7
Product, related party	26.3	9.1	51.1	16.5
Service	75.3	73.4	149.0	149.0

Revenue	516.9	545.7	1,028.3	1,086.2
Cost of revenue:
Product	301.3	315.9	585.4	651.7
Product, related party	10.8	4.1	31.0	8.0
Service	51.2	49.2	104.1	100.1

Cost of Revenue	363.3	369.2	720.5	759.8

Gross profit (loss)	153.6	176.5	307.8	326.4
Research and development	30.3	29.3	61.2	61.1
Selling, general and administrative	121.8	43.6	211.2	150.9
Restructuring and related charges (reversals)	—	(2.8)	0.3	(3.9)

Operating expense	152.1	70.1	272.7	208.1

Operating income (loss)	1.5	106.4	35.1	118.3
Interest expense	20.7	22.3	40.2	42.6
Interest (income)	(1.0)	(2.1)	(1.9)	(4.2)
Other expense (income), net	(6.2)	1.9	(4.0)	1.1

Earnings (loss) before income taxes	(12.0)	84.3	0.8	78.8
Provision for income taxes	19.8	37.9	31.0	23.1

Net earnings (loss)	$(31.8)	$46.4	$(30.2)	$55.7

See Notes to Consolidated Condensed Financial Statements.

Lexmark Confidential

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE EARNINGS

(In Millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net earnings (loss)	$(31.8)	$46.4	$(30.2)	$55.7
Other comprehensive earnings (loss):
Foreign currency translation adjustment, net of tax	23.8	(21.5)	33.4	(26.1)
Pension and other post retirement benefits	(0.1)	—	(0.1)	—
Unrealized gain (loss) on cash flow hedges, net of tax	(7.1)	0.1	(14.9)	(3.4)

Total other comprehensive earnings (loss)	16.6	(21.4)	18.4	(29.5)

Comprehensive earnings (loss)	$(15.2)	$25.0	$(11.8)	$26.2

See Notes to Consolidated Condensed Financial Statements.

Lexmark Confidential

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions, Except Units and Unit Value)

(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$93.1	$100.3
Trade receivables, net of allowances of $2.5 in 2025 and $2.5 in 2024	318.6	365.3
Trade receivables, related party	9.6	16.2
Inventories	304.7	304.4
Prepaid expenses and other current assets	230.7	207.6
Prepaid expenses and other current assets, related party	0.8	1.4

Total current assets	957.5	995.2
Property, plant and equipment, net	215.3	208.0
Goodwill	1,096.6	1,096.6
Intangibles, net	412.4	424.9
Right-of-use assets from operating leases, net	245.8	253.1
Other assets	153.8	128.4
Non-current assets held-for-sale	—	0.9

Total assets	$3,081.4	$3,107.1

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	468.4	501.7
Accounts payable, related party	22.2	23.0
Short-term debt	—	0.9
Short-term debt, related party	—	0.1
Current portion of long-term debt	158.7	132.6
Current operating lease liabilities	23.8	23.2
Accrued liabilities	474.1	437.5
Accrued liabilities, related party	8.5	8.0

Total current liabilities	1,155.7	1,127.0
Long-term debt, net of unamortized issuance costs	808.6	831.4
Long-term operating lease liabilities	216.7	220.5
Other liabilities	276.9	292.9

Total liabilities	2,457.9	2,471.8
Member’s equity:
Member units, $0.10 value, 100 units issued and outstanding in 2025 and 2024	—	—
Member’s capital	1,361.6	1,361.6
Retained earnings (deficit)	(691.0)	(660.8)
Accumulated other comprehensive earnings (loss)	(47.1)	(65.5)

Total member’s equity	623.5	635.3

Total liabilities and member’s equity	$3,081.4	$3,107.1

See Notes to Consolidated Condensed Financial Statements.

Lexmark Confidential

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net earnings (loss)	$(30.2)	$55.7
Adjustments to reconcile net earnings (loss) to net cash flows provided by (used for) operating activities:
Depreciation and amortization	41.7	50.5
Deferred taxes	0.2	(3.0)
Gain on sale lease-back	—	(42.9)
Inventory reserves	11.7	9.8
Pension and other postemployment expense (income)	4.8	1.4
Other	0.6	1.3
Change in assets and liabilities:
Trade receivables	46.2	18.5
Trade receivables, related party	6.6	6.6
Inventories	(12.0)	3.5
Accounts payable	(33.3)	(49.9)
Accounts payable, related party	(0.8)	(51.1)
Accrued liabilities	43.7	(22.8)
Accrued liabilities, related party	0.5	0.1
Other assets and liabilities	(71.5)	(55.7)
Other assets and liabilities, related party	0.6	0.1

Net cash provided by (used for) operating activities	8.8	(77.9)

Cash flows from investing activities:
Purchases of property, plant and equipment	(14.8)	(9.6)
Proceeds from sale of facilities	—	75.8

Net cash provided by (used for) investing activities	(14.8)	66.2

Cash flows from financing activities:
Proceeds from debt	129.0	185.6
Payments on debt	(131.2)	(268.9)
Payments on debt, related party	(0.1)	—
Other	(0.3)	(0.5)

Net cash provided by (used for) financing activities	(2.6)	(83.8)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.8	(1.3)

Net change in cash, cash equivalents and restricted cash	(6.8)	(96.8)
Cash, cash equivalents and restricted cash - beginning of period	111.4	201.5

Cash, cash equivalents and restricted cash - end of period	$104.6	$104.7

See Notes to Consolidated Condensed Financial Statements.

Lexmark Confidential

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

For the periods ended June 30, 2025 and June 30, 2024

(In Millions, Except Units Issued and Unit Value)

	Member Units		Member’s	Retained Earnings (Accumulated	Accumulated Other Comprehensive Earnings	Total Member’s
	Units	Value	Capital	Deficit)	(Loss)	Equity
Balance at December 31, 2023	100.0	$10.0	$1,361.6	$82.1	$(18.2)	$1,425.5
Comprehensive earnings (loss), net of taxes:
Net earnings (loss)				55.7		55.7
Other comprehensive earnings (loss)					(29.5)	(29.5)

Balance at June 30, 2024	100.0	$10.0	$1,361.6	$137.8	$(47.7)	$1,451.7

Balance at December 31, 2024	100.0	$10.0	$1,361.6	$(660.8)	$(65.5)	$635.3
Comprehensive earnings (loss), net of taxes:
Net earnings (loss)				(30.2)		(30.2)
Other comprehensive earnings (loss)					18.4	18.4

Balance at June 30, 2025	100.0	$10.0	$1,361.6	$(691.0)	$(47.1)	$623.5

See Notes to Consolidated Condensed Financial Statements.

Lexmark Confidential

LEXMARK INTERNATIONAL II, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Tabular Dollars in Millions, Except Units and Unit Value)

1.	BASIS OF PRESENTATION

Lexmark International II, LLC (together with its subsidiaries, the “Company” or “Lexmark”) is a limited liability company organized under the laws of the State of Delaware, whose principal operations and holdings relate to the operations conducted by Lexmark International, Inc. (“LII”) and its subsidiaries. Lexmark is owned by a consortium of investors composed of Ninestar Corporation (“Ninestar”), PAG Asia Capital (“PAG”) and Legend Capital Management Co. Ltd.

LII is a leading developer, manufacturer and supplier of printing, imaging, device management, managed print services (“MPS”), cloud services, document workflow, and technology solutions. LII operates in the office printing and imaging markets and its products include laser printers, multifunction devices, and the associated supplies/solutions/services. The major customers for LII’s products are large corporations, small and medium businesses, and the public sector. LII’s products are principally sold through resellers, retailers and distributors in various countries around the world.

Acquisition of Lexmark International, II, LLC.

On July 1, 2025, Lexmark International II, LLC (“Lexmark”) was acquired by Xerox Holdings Corporation (“Xerox”) in a transaction valued at approximately $1.5 billion, inclusive of assumed liabilities. Lexmark incurred $31.9 million in transaction expenses during the three months ended June 30, 2025, which are recorded in Selling, general and administrative in the Consolidated Condensed Statements of Earnings. The acquisition was completed according to a definitive agreement between Xerox and Lexmark’s former owners, including Ninestar Corporation, PAG Asia Capital, and Shanghai Shouda Investment Centre. Refer to Note 19 of the Notes to the Consolidated Condensed Financial Statements for more information regarding subsequent events to the reporting period.

The accompanying unaudited Consolidated Condensed Financial Statements omit certain information and disclosures normally included in the notes to the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). However, the Company believes that the disclosures made are adequate to ensure that the information presented is not misleading. We suggest that you read these Consolidated Condensed Financial Statements in conjunction with the Consolidated Financial Statements and notes thereto for the fiscal year ended December 31, 2024 included in the Form 8-K filed by Xerox Holdings Corporation on July 31, 2025.

In the opinion of management, the unaudited interim consolidated condensed financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

2.	NEW ACCOUNTING STANDARDS AND ACCOUNTING CHANGES

Lexmark considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). Except for the ASUs discussed below, the new ASUs issued by the FASB during the last two years were assessed and determined to not have a material impact on the Company.

Recently issued accounting pronouncements not yet adopted:

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides new optional guidance relating to the estimation of expected credit losses on current accounts receivable and current contract assets under ASC326. This ASU permits entities to apply a practical expedient when estimating credit losses and is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted, and should be applied prospectively. The Company is currently evaluating the impact of the adoption of this standard to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures. ASU 2024-03 is intended to improve disclosures about a public business entity’s expense and provide more detailed information to investors about the types of expenses in commonly presented expense captions. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance on its disclosures.

Lexmark Confidential

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this standard to determine its impact on the Company’s disclosures.

3.	CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of Cash, cash equivalents and restricted cash reported within the Consolidated Condensed Statements of Financial Position to the total of the amounts shown in the Consolidated Condensed Statements of Cash Flows:

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$93.1	$100.3
Restricted cash (1)	11.5	11.1

Total cash, cash equivalents and restricted cash	$104.6	$111.4

(1)	Restricted cash is included in Prepaid expenses and other current assets in the Consolidated Condensed Statements of Financial Position.

Restricted cash primarily represents required deposits pledged as collateral for certain extensions of short-term credit from financial institutions.

4.	REVENUE

Revenue Recognition from Contracts with Customers

The following were included in Revenue on the Consolidated Condensed Statements of Earnings.

	Three Months Ended		Six Months Ended
Sources of revenue	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue from contracts with customers	$504.7	$532.1	$996.7	$1,060.1
Lease revenue	16.1	11.0	35.4	21.0
Cash flow hedge revenue	(4.6)	1.6	(5.4)	3.2
Revenue from collaborative arrangements	0.7	1.0	1.6	1.9

Total revenue	$516.9	$545.7	$1,028.3	$1,086.2

Disaggregated revenue

The following tables present the Company’s revenue from contracts with customers disaggregated by major products and services and by geographical market.

	Three Months Ended		Six Months Ended
Revenue by major products and services	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Hardware	$84.2	$88.8	$148.3	$179.5
Consumables	175.7	185.0	349.2	363.7
Managed print services (2)	129.3	131.6	254.0	263.1
Products provided under OEM arrangements	84.7	96.0	184.6	193.9
Parts	10.6	12.7	21.3	23.1
Service-type warranties	11.7	12.3	23.4	24.4
Other revenue (1)	8.5	5.7	15.9	12.4

Total revenue from contracts with customers	$504.7	$532.1	$996.7	$1,060.1

(1)	Other revenue includes revenue from other services and the sale of software licenses.
(2)	Installation services provided as part of Managed Print Services (“MPS”) are included in the revenue from managed print services.

Lexmark Confidential

Major products and services are the primary methods by which the Company disaggregates revenue. This is consistent with the Company’s business model, which is based on the placement of hardware in order to capture profitable consumables and service annuities.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Revenue by geographical markets	2025	2024	2025	2024
North America	$250.7	$287.8	$511.4	$573.2
EMEA (Europe, the Middle East & Africa)	138.8	130.5	271.3	262.5
Asia Pacific	71.8	69.1	136.0	130.5
Latin America	43.4	44.7	78.0	93.9

Total revenue from contracts with customers	$504.7	$532.1	$996.7	$1,060.1

Lexmark disaggregates revenue by geographical market to align with the structure of the sales teams and corporate finance. Sales are attributable to geographic areas based on the location of the customers; therefore, exports from the United States and Europe may be included in other geographical locations.

Balances from contracts with customers

The following table provides information about receivables, contract assets, and contract liabilities from the Company’s contracts with customers.

	As of	As of
Balances from contracts with customers	June 30, 2025	December 31, 2024	Change
Trade receivables	$316.0	$367.6	$(51.6)
Contract assets	87.0	68.4	18.6
Contract liabilities (current)	79.5	75.8	3.7
Contract liabilities (non-current)	87.2	98.3	(11.1)

Trade receivables above does not include receivables related to operating leases or unpaid, periodic billings associated with sales-type leases, which are included in Trade Receivables, net of allowances on the Consolidated Condensed Statements of Financial Position. Receivables from leasing activity were $12.2 million and $13.9 million as of June 30, 2025, and December 31, 2024, respectively. Bad debt expense incurred during the three months ended June 30, 2025, was $0.3 million, with $0.4 million related to trade receivables from contracts with customers. For the three months ended June 30, 2024, bad debt expense was $0.4 million, with $0.3 million related to trade receivables from contracts with customers. Bad debt expense incurred during the six months ended June 30, 2025, was $0.5 million, with $0.8 million related to trade receivables from contracts with customers. For the six months ended June 30, 2024, $0.9 million of bad debt expense was incurred, with $0.8 million related to trade receivables from contracts with customers.

Contract assets are included in Prepaid expenses and other current assets on the Consolidated Condensed Statements of Financial Position and are generally current assets, given the nature of these assets and the typical frequency of invoicing. Contract liabilities are recorded in Accrued liabilities or Other liabilities on the Consolidated Condensed Statements of Financial Position, depending on whether they are classified as a current or non-current liability. Revenue recognized for the three and six months ended June 30, 2025, included in the contract liabilities balance at the beginning of each period was $21.7 million and $43.5 million, respectively. Revenue recognized for the three and six months ended June 30, 2024, included in the contract liabilities balance at the beginning of each period was $18.2 million and $40.4 million, respectively. This revenue primarily relates to extended warranty and maintenance services.

As of June 30, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations is approximately $722.5 million for committed customers. The company does not consider a customer committed if the customer can terminate the contract for convenience without incurring a substantive penalty. This includes estimates of variable consideration, except variable consideration allocated entirely to unsatisfied performance obligations or to wholly unsatisfied promises to transfer a distinct good or service that forms part of a single performance obligation under the series guidance and contracts where the Company generally recognizes revenue based on its right to invoice the customer. As a practical expedient, the Company excludes contracts with an original duration of one year or less. These estimates are subject to change due to various factors, including, but not limited to, the following: contract terminations, changes in contract scope, revised estimates, unrealized revenue adjustments, and currency fluctuations. The Company expects to recognize this revenue over the remaining (non-optional) service periods, with approximately 34% and 27% recognized as revenue over the next twelve and twenty-four months, respectively, and the remaining recognized thereafter.

Lexmark Confidential

Adjustments to revenue attributable to cumulative catch-up adjustments during the three and six months ended June 30, 2025, were $10.8 million and $18.5 million, respectively, compared to $(0.7) million and $0.5 million, respectively for the three and six months ended June 30, 2024. These adjustments arise from contract modifications and changes in estimates related to measures of progress affecting contract transaction prices.

5.	DERIVATIVES AND RISK MANAGEMENT

Derivative Instruments and Hedging Activities

Lexmark’s activities expose the Company to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. The Company’s risk management program seeks to reduce the potentially adverse effects that market risks may have on its operating results.

Lexmark maintains a foreign currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings caused by volatility in currency exchange rates. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue leveraged derivative instruments. Lexmark maintains an interest rate risk management strategy that may, from time to time, use derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. By using derivative instruments to hedge exposures to changes in exchange rates and interest rates, the Company exposes itself to credit risk and market risk. Lexmark manages exposure to counterparty credit risk by entering into derivative instruments with highly rated institutions that can be expected to fully perform under the terms of the agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in currency exchange rates or interest rates. The Company manages exposure to market risk associated with interest rate and foreign exchange contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

Fair Value Hedges

Lexmark uses fair value hedges to reduce the potentially adverse effects that market volatility may have on its operating results. Fair value hedges are hedges of recognized assets or liabilities. Lexmark enters into foreign exchange forward and swap contracts to hedge trade receivables, accounts payable and other monetary assets and liabilities. The forward and swap contracts used in this program generally mature in three months or less, consistent with the underlying asset or liability.

Cash Flow Hedges

Cash flow hedges are hedges of forecasted transactions or of the variability of cash flows to be received or paid related to a recognized asset or liability. From time to time, Lexmark enters into foreign exchange options, or a combination of options that comprise a net purchased option, generally expiring within the next twelve months as hedges of anticipated sales that are denominated in foreign currencies. These contracts are entered into to protect against the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates.

During the twelve months ended December 31, 2023, the Company entered into multiple interest rate swap agreements, fixing the SOFR rate to an average of 4.0% for $700.0 million of variable rate term loans for two years. The Company reached its goal of fixing approximately 70% of its variable rate term debt with the interest rate swap agreements. These agreements were entered into to protect against the risk that interest paid on the Company’s variable term debt will be adversely affected by changes in interest rates. See Note 12 of the Notes to the Consolidated Condensed Financial Statements for more details on the company’s debt and interest rates.

Accounting for Derivative Instruments and Hedging Activities

All derivative instruments are recognized in the Consolidated Condensed Statements of Financial Position at their fair value. Fair values for Lexmark’s derivative instruments are based on pricing models or formulas using current market data, or where applicable, quoted market prices. On the date the derivative instrument is entered into, the Company designates the derivative instrument as a fair value hedge, a cash flow hedge, or a derivative instrument not designated as a hedging instrument, based upon the nature of the underlying hedged item. For cash flow hedges, the Company separates the derivative instruments into multiple layers, and only designates certain layers of the derivative instrument as cash flow hedges, with the undesignated portion accounted for as derivative instruments not designated as hedges. Changes in the fair value of a derivative instrument that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability are recorded in current period earnings in Cost of revenue or Other expense (income), net on the Consolidated Condensed Statements of Earnings, depending on the underlying exposure related to the hedge. Changes in the fair value of a foreign exchange option or interest rate swap agreement that is designated and qualifies as a cash flow hedge is recorded in Accumulated other comprehensive earnings (loss) on the Consolidated Condensed Statements of Financial Position, until the underlying transactions occur. At which time, the loss or gain on a foreign exchange option is recorded in current period earnings in

Lexmark Confidential

Revenue on the Consolidated Condensed Statements of Earnings, and the loss or gain on an interest rate swap agreement is recorded in Interest expense on the Consolidated Condensed Statements of Earnings. Changes in the fair value of derivative instruments not designated as hedges are recorded in the same line on the Consolidated Condensed Statements of Earnings as the impact of the underlying assets, liabilities, or transactions; cash flows are generally included in the same section of the Consolidated Condensed Statements of Cash Flows as the underlying assets and liabilities being hedged.

Lexmark formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge items. This process includes linking all derivative instruments that are designated as fair value hedges and cash flow hedges to specific assets and liabilities on the Consolidated Condensed Statements of Financial Position or to forecasted transactions, as appropriate. The Company formally assesses whether the derivative instruments that are used in hedging transactions are effective in offsetting changes in fair value or cash flows of hedged items at the hedge’s inception and on an ongoing basis.

Lexmark discontinues hedge accounting prospectively when (1) it is determined that a derivative instrument is no longer effective in offsetting changes in the fair value or cash flows of a hedged item, (2) the derivative instrument expires or is sold, terminated or exercised, or (3) the derivative instrument is discontinued as a hedge instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, or in all other situations in which hedge accounting is discontinued, the derivative instrument will continue to be carried on the Consolidated Condensed Statements of Financial Position at its fair value, and gains and losses that were recorded in Accumulated other comprehensive earnings (loss) are recognized immediately in earnings.

Fair Value Hedges

The tables below present the net outstanding notional amount of derivative instruments. These positions were driven by fair value hedges of recognized assets and liabilities primarily denominated in the currencies in the tables below:

Long (Short) Positions by Currency (in USD)	June 30, 2025
EUR/USD	$146.5
PHP/USD	(106.9)
CNY/USD	(77.8)
MXN/USD	52.9
CHF/USD	(31.6)
EUR/CHF	(13.1)
HUF/USD	13.1
SGD/USD	10.1
INR/USD	(8.0)
PLN/USD	(6.7)
DKK/USD	6.4
Other, net	38.4

Total	$23.3

Lexmark Confidential

Long (Short) Positions by Currency (in USD)	December 31, 2024
EUR/USD	$124.2
PHP/USD	(103.2)
CNY/USD	(73.8)
MXN/USD	51.1
CHF/USD	(19.1)
HUF/USD	11.2
EUR/CHF	(10.1)
SGD/USD	9.1
INR/USD	(9.0)
AUD/USD	9.0
EUR/GBP	8.5
Other, net	24.9

Total	$22.8

The Company’s fair value hedges are not subject to master netting agreements or other terms under U.S. GAAP that allow net presentation in the Consolidated Condensed Statements of Financial Position. The Company had the following net derivative assets (liabilities) recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Condensed Statements of Financial Position for its fair value hedges:

Foreign Exchange Contracts	June 30, 2025	December 31, 2024
Gross asset position	$13.2	$4.3
Gross (liability) position	(7.5)	(9.8)

The Company had the following (gains) and losses related to derivative instruments qualifying and designated as hedging instruments in fair value hedges and related hedged items recorded on the Consolidated Condensed Statements of Earnings for the three months ended June 30:

	Recorded in
	Cost of revenue		Other expense (income), net
Fair Value Hedging Relationships	Three Months Ended		Three Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Foreign exchange contracts	$2.2	$1.1	$(18.6)	$9.7
Underlying	1.3	(0.7)	19.2	(10.9)

Total	$3.5	$0.4	$0.6	$(1.2)

	Recorded in
	Cost of revenue		Other expense (income), net
Fair Value Hedging Relationships	Six Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Foreign exchange contracts	$2.5	$3.4	$(27.3)	$11.7
Underlying	3.0	(1.7)	27.8	(13.6)

Total	$5.5	$1.7	$0.5	$(1.9)

The Company also excluded unhedged currency exposures in the table above, which totaled losses of $0.8 million and $1.6 million for the three and six months ended June 30, 2025, respectively, compared to $0.6 million and $0.9 million for the same periods in 2024.

Lexmark Confidential

Cash Flow Hedges

The Company’s cash flow hedging contracts are not subject to master netting agreements or other terms under U.S. GAAP that allow net presentation in the Consolidated Condensed Statements of Financial Position. The net notional amount as of June 30, 2025 and December 31, 2024, of the Company’s foreign exchange options designated as cash flow hedges of anticipated Euro denominated sales was $125.9 million and $148.9 million, respectively. The Company had the following gross derivative assets (liabilities) recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Condensed Statements of Financial Position for its foreign exchange cash flow hedges:

	June 30,	December 31,
Foreign Exchange Contracts	2025	2024
Gross asset position	$3.2	$8.3
Gross (liability) position	(11.2)	(0.4)

The Company had the following gains and (losses) related to foreign exchange options qualifying and designated as cash flow hedging instruments and related hedged items recorded on the Consolidated Condensed Statements of Comprehensive Earnings:

	Net amount of after-tax gain (loss) recognized in Other comprehensive earnings (loss)		Location of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)	Pre-tax amount of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)
	Three Months Ended			Three Months Ended
Cash Flow Hedging Relationships	June 30, 2025	June 30, 2024		June 30, 2025	June 30, 2024
Foreign Exchange Contracts	$(13.6)	$1.6	Revenue	$(1.9)	$1.6

	Net amount of after-tax gain (loss) recognized in Other comprehensive earnings (loss)		Location of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)	Pre-tax amount of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)
	Six Months Ended			Six Months Ended
Cash Flow Hedging Relationships	June 30, 2025	June 30, 2024		June 30, 2025	June 30, 2024
Foreign Exchange Contracts	$(20.4)	$3.1	Revenue	$—	$2.6

For those derivatives separated into multiple layers, with certain layers not designated as cash flow hedges, the gross asset and liability positions for the undesignated layers were $1.1 million and $3.8 million respectively as of June 30, 2025, and are recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Condensed Statements of Financial Position. The gross asset and liability positions for the undesignated layers were $2.8 million and $0.1 million respectively as of December 31, 2024, and are recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Condensed Statements of Financial Position. The amount of net gains and (losses) recognized in Revenue for the undesignated layers during the three and six months ended June 30, 2025, was $(2.7) million and $(5.4) million, respectively, compared to $0.6 million during the six months ended June 30, 2024. There were no gains or (losses) on undesignated layers during the three months ended June 30, 2024. The notional amount of layers not designated as cash flow hedges was $42.0 million and $49.6 million at June 30, 2025 and December 31, 2024, respectively.

As of June 30, 2025, and June 30, 2024, deferred net gains and (losses) on foreign exchange derivative instruments recorded in Accumulated other comprehensive earnings (loss) were $(7.8) million and $2.1 million pre-tax, and if realized, will be reclassified into earnings during the next 12 months.

Lexmark Confidential

The Company had the following gains and (losses) related to interest rate swap agreements qualifying and designated as cash flow hedging instruments and related hedged items recorded on the Consolidated Condensed Statements of Comprehensive Earnings for the three and six months ended June 30:

	Net amount of after-tax gain (loss) recognized in Other comprehensive earnings (loss)		Location of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)	Pre-tax amount of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)
	Three Months Ended			Three Months Ended
Interest Rate Hedging Relationships	June 30, 2025	June 30, 2024		June 30, 2025	June 30, 2024
Interest Rate Swap Agreements	$—	$—	Interest expense	$0.4	$2.4

	Net amount of after-tax gain (loss) recognized in Other comprehensive earnings (loss)		Location of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)	Pre-tax amount of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)
	Six Months Ended			Six Months Ended
Interest Rate Hedging Relationships	June 30, 2025	June 30, 2024		June 30, 2025	June 30, 2024
Interest Rate Swap Agreements	$—	$—	Interest expense	$1.7	$7.4

During the twelve months ended December 31, 2023, the Company liquidated interest rate swaps that were previously taken out on $700.0 million of debt. The swaps were liquidated at a gain which is being amortized over the life of the original swaps through June 2025, as the underlying transactions are still probable of occurring. The Company realized $0.4 million and $1.7 million of pre-tax deferred net gains and (losses) on interest rate swap derivative instruments during the three and six months ended June 30, 2025, respectively, compared to $2.4 million and $7.4 during the same periods in 2024. There were no more deferred gains from this transaction as of June 30, 2025.

Concentrations of Risk

Lexmark’s main concentrations of credit risk consist primarily of cash equivalent investments and trade receivables. Cash equivalent investments are made in a variety of high-quality money market accounts with prudent diversification requirements. The Company seeks diversification among its cash equivalent investments by limiting the amount of cash equivalent investments that can be made with any one obligor. Credit risk related to trade receivables is dispersed across a large number of customers located in various geographic areas. Collateral, such as letters of credit and bank guarantees, is required in certain circumstances. In addition, the Company uses credit insurance for specific obligors to limit the impact of nonperformance. Lexmark sells a large portion of its products through third-party distributors, resellers and original equipment manufacturer (OEM) customers. If the financial condition or operations of these distributors, resellers and OEM customers were to deteriorate substantially, the Company’s operating results could be adversely affected. The three largest distributor, reseller and OEM customers collectively represented $73.5 million or approximately 23% of the dollar amount of outstanding invoices at June 30, 2025, and $99.4 million or approximately 27% of the dollar amount of outstanding invoices at December 31, 2024. At June 30, 2025, an OEM customer accounted for $28.7 million or approximately 9% of the dollar amount of outstanding invoices. At December 31, 2024, an OEM customer accounted for $42.0 million or approximately 11% of the dollar amount of outstanding invoices. Lexmark performs ongoing credit evaluations of the financial position of its third-party distributors, resellers, OEM customers and other customers to determine appropriate credit limits.

Lexmark Confidential

6.	CREDIT LOSSES

The Company measures and records the life time expected credit losses on in scope assets upon origination or acquisition.

The Company determined impacts on allowance for credit losses primarily applies to the following in-scope assets 1) trade receivables 2) contract assets, and 3) sales-type lease receivables. Expected credit losses on trade receivables and contract assets are booked utilizing general historical loss rates, referred to as general provision rates which are developed for each legal entity using historical, current and projected trends. The provision for sales-type receivables is calculated using credit ratings and historical and projected trends as an indicator of overall risk. The Company reviews macroeconomic outlooks by country quarterly to discuss booking additional reserve adjustments, if applicable.

	Allowance for Trade Receivables	Allowance for Contract Assets	Allowance for Sales-Type Leases
Balance at January 1, 2024	$(2.8)	$(0.1)	$(0.7)
Current period (provision) for expected credit losses	(0.5)	—	—
Write-offs charged against the allowance	0.3	—	—
Balance at March 31, 2024	$(3.0)	$(0.1)	$(0.7)

Current period (provision) for expected credit losses	(0.3)	—	(0.1)
Write-offs charged against the allowance	0.4	—	0.1

Balance at June 30, 2024	$(2.9)	$(0.1)	$(0.7)

Balance at January 1, 2025	$(2.5)	$(0.1)	$(0.7)
Current period (provision) for expected credit losses	(0.4)	—	0.3
Write-offs charged against the allowance	—	(0.1)	—
Balance at March 31, 2025	$(2.9)	$(0.2)	$(0.4)

Current period (provision) for expected credit losses	(0.4)	0.1	—
Write-offs charged against the allowance	0.8	—	(0.1)

Balance at June 30, 2025	$(2.5)	$(0.1)	$(0.5)

The allowance for sales-type lease receivables is inherently more difficult to estimate than the allowance for trade receivable as the underlying lease portfolio has an average maturity, at any time, of approximately two to three years and can contain past due billed amounts, as well as unbilled amounts. Lexmark considers all available information in the quarterly assessments of the adequacy of the allowance for credit losses. The company believes these estimates, including any qualitative adjustments, are reasonable and have considered all reasonably available information about past events, current conditions and reasonable and supportable forecasts of future events and economic conditions.

Lexmark assigns a credit rating to each sales-type lease customer and performs an annual review on every customer with a credit limit greater than $0.1 million. The Company evaluates customers based on the following credit quality indicators:

A (Low Credit Risk) – Most or all of the political, economic, financial, currency or business factors are positive and collectively exhibit some degree of resilience to adverse changes. Loss rates for customers in this category are generally less than 1%.

B (Average Credit Risk) – One or more of political, economic, financial, currency and/or business (industry or company specific) factors are uncertain and an adverse outcome could lead to inadequate capability to repay obligations. Loss rates for customers in this category are generally less than 1%.

C (High Credit Risk) – This category is recognized as having greater vulnerability to default by displaying ongoing uncertainty or exposure to adverse political, economic, financial, currency and/or business factors which may affect capacity to repay. Loss rates for customers in this category are generally around 4%.

Lexmark Confidential

7.	INVENTORIES

As of June 30, 2025, and December 31, 2024, inventories consist of the following:

	June 30, 2025	December 31, 2024
Raw Materials	$28.6	$32.1
Work-in-process	72.3	76.1
Finished Goods	203.8	196.2

Total Inventory	$304.7	$304.4

The Company’s obsolescence and scrap reserve is $30.7 million as of June 30, 2025, and $31.7 million as of December 31, 2024.

8.	PREPAID EXPENSES AND OTHER CURRENT ASSETS AND OTHER ASSETS

Prepaid expenses and other current assets in the current assets section of the Consolidated Condensed Statements of Financial Position consisted of the following at June 30, 2025, and December 31, 2024:

	June 30, 2025	December 31, 2024
Contract assets	$87.0	$68.4
Prepaid expenses	34.9	38.6
Value added tax and sales tax receivable	26.3	19.9
Short-term sales-type lease receivable, net	21.7	17.1
Other currency hedging	17.5	15.4
Restricted cash	11.5	11.1
Short-term sales commission asset	8.2	10.1
Other	24.4	28.4

Prepaid expenses and other current assets	$231.5	$209.0

Other assets, in the noncurrent assets section of the Consolidated Condensed Statements of Financial Position, consisted of the following at June 30, 2025, and December 31, 2024:

	June 30, 2025	December 31, 2024
Long-term capital lease receivable, net	$43.8	$29.7
Long-term deferred tax assets	29.4	26.2
Long-term software as a service	37.7	36.2
Long-term prepaid pensions	14.3	12.1
Long-term deposits	8.8	8.6
Long-term sales commission asset	7.3	4.4
Other	12.5	11.2

Other assets	$153.8	$128.4

Lexmark Confidential

9.	LEASES

Lessee

At lease inception, the Company determines whether an arrangement contains a lease and if the lease is to be classified as an operating or financing type lease. The Company’s leasing portfolio consists of real estate, vehicles, and equipment with arrangements that typically range from 2 to 5.5 years for equipment and vehicle leases with varying renewal and termination options, while the Company’s real estate lease agreements typically range from range 2 to 9 years for the company’s sales offices. The Company considers the economic life of right-of-use (ROU) assets to be similar to assets owned by the Company. The majority of the Company’s leases do not contain options to renew or terminate the lease. Lexmark considers market and company specific factors such as Lexmark’s intention and whether leases contain renewal or termination clauses in order to determine the measurement of lease liabilities.

The Company has elected not to recognize leases with terms of one-year or less on the Consolidated Condensed Statement of Financial Position. The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.

On April 2, 2024, Lexmark entered into a sale-leaseback agreement with a third party for the sale and purchase of two commercial buildings located in Cebu City, Philippines. The buildings accommodate Lexmark research and development and shared services operations in the Asia Pacific region. The Company received proceeds of $75.8 million for the sale of the buildings. Following the transfer of the legal ownership of the buildings with the buyer-lessor, the Company simultaneously entered into an agreement to lease both buildings for 10 years with the right to extend the lease. After having considered all relevant contractual provisions, economic and market-based factors at the commencement date, the Company concluded that it is not reasonably certain to exercise that renewal option. In conjuction with the sale-leaseback transaction, the Company terminated its land lease for the property in which the commercial buildings were located, which had a $2.0 million ROU asset value. This land lease was set to expire in 2058. The sale of the buildings and termination of the ROU asset and corresponding lease liability related to the land lease resulted in a $42.9 million gain, which was recorded in Selling, general and administrative expense. As a result of the arrangement, the Company recognized a $49.7 million ROU asset and $38.2 million lease liability at initial measurement on the commencement date.

Below is a summary of the classification of lease expense for the three and six months ended June 30:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating lease expense	$14.0	$14.0	$27.7	$26.4
Short term lease expense	0.1	0.1	0.3	0.2
Variable lease expense	0.5	0.1	0.7	0.2

Total Lease expense	$14.6	$14.2	28.7	$26.8

Lease expense is included in Cost of revenue, Selling, general and administrative, and Research and development on the Consolidated Condensed Statements of Earnings. The Company’s variable lease expense is related to the Company’s leased real estate for offices and warehouses and primarily includes labor and operational costs as well as taxes and insurance.

Lexmark Confidential

Lessor

The Company enters into leasing agreements with customers to provide multi-purpose printing solutions and financing as an alternative means of placing printers to capture profitable annuities. The Company allocates the contract consideration between lease and non-lease components, which includes installation and ongoing MPS annuities. The average term for the Company’s leases is 3-5 years. The majority of the Company’s lease agreements contain options to extend the lease and contain lease termination options which include lease termination penalties. Leases generally do not include a purchase option as there is no residual value of the asset at the end of the lease term.

The Components of lease income are as follows for the three and six months ended June 30:

		Three months ended		Six months ended
		June 30,		June 30,
	Location in Consolidated Statements of Earnings	2025	2024	2025	2024
Revenue from sales type leases	Revenue	$13.3	$5.2	$26.7	$9.9
Interest income on lease receivables	Interest expense (income), net	0.1	0.3	0.2	0.7
Lease income - operating leases	Revenue	2.8	5.8	8.7	11.1

Total Lease income		$16.2	$11.3	$35.6	$21.7

The Company’s variable lease income consists of usage charges from MPS contracts that have a click-based agreement where the customer is charged a monthly fee based on consumables provided or pages printed depending on the contractual terms.

10.	RESTRUCTURING CHARGES

Charges (reversals) for restructuring actions have been recorded in accordance with U.S. GAAP on employers’ accounting for postemployment benefits and guidance on accounting for costs associated with exit or disposal activities as appropriate.

2023 Restructuring Actions

On October 17, 2023, the Company announced restructuring actions (the “2023 Restructuring Actions”) designed to ensure the long-term health of the Company. The restructuring actions affected approximately 800 positions worldwide and resulted in pre-tax charges of approximately $37.9 million, all of which has been incurred to date. The Company has paid $37.6 million as of June 30, 2025.

Impact to 2025 and 2024 Financial Results

For the three months ended June 30, 2025 and 2024, charges (reversals) for the Company’s 2023 Restructuring Actions were recorded in the Consolidated Condensed Statements of Earnings as follows:

	Three Months Ended
	June 30, 2025		June 30, 2024
	Restructuring and related charges (reversals)	Impact on Operating income	Restructuring and related charges (reversals)	Impact on Operating income
Employee termination benefit charges (reversals)	$—	$—	$(2.8)	$(2.8)

Total restructuring charges	—	—	(2.8)	(2.8)

Lexmark Confidential

For the six months ended June 30, 2025 and 2024, charges (reversals) for the Company’s 2023 Restructuring Actions were recorded in the Consolidated Condensed Statements of Earnings as follows:

	Six Months Ended
	June 30, 2025		June 30, 2024
	Restructuring and related charges (reversals)	Impact on Operating income	Restructuring and related charges (reversals)	Impact on Operating income
Employee termination benefit charges (reversals)	$0.3	$0.3	$(3.9)	$(3.9)

Total restructuring charges (reversals)	0.3	0.3	(3.9)	(3.9)

Liability Rollforward

The following table represents a rollforward of the liability incurred for employee termination benefits in connection with the 2023 Restructuring Actions. The total restructuring liability is included in Accrued liabilities on the Consolidated Condensed Statements of Financial Position.

Employee Termination Benefits
Balance at January 1, 2025	$0.5

Costs incurred	—
Adjustments (1)	0.3

Total restructuring charges (reversals), net	0.3
Payments and other (2)	(0.5)

Balance at June 30, 2025	$0.3

(1)	Adjustments due to actual employee termination payments being more than originally estimated
(2)	Other consists of changes in the liability balance due to foreign currency translations

11. ACCRUED LIABILITIES AND OTHER LIABILITIES

Sales of printing products include a standard product warranty to assure the customer that the product complies with functional specifications at the time of sale. The Company accrues an estimated amount for standard product warranty costs at the time of sale based on its experience with product failure rates, material usage and service delivery costs.

Changes in the Company’s warranty liability for standard warranties is presented in the tables below:

Warranty Liability	2025	2024
Balance at January 1	$8.7	$6.6
Accruals for warranties issued	5.7	10.8
Accruals related to pre-existing warranties (including changes in estimates)	—	(2.2)
Settlements made (in cash or in kind)	(6.1)	(7.3)

Balance at June 30	$8.3	$7.9

The current portion of warranty is included in Accrued liabilities on the Consolidated Condensed Statements of Financial Position. The non-current portion of warranty is included in Other liabilities on the Consolidated Condensed Statements of Financial Position. The split between the current and non-current portion of the warranty liability is not disclosed above due to immaterial amounts in the non-current portion.

Lexmark Confidential

Accrued liabilities in the current liabilities section of the Consolidated Condensed Statements of Financial Position consisted of the following at June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Sales and marketing discounts	$149.4	$150.9
Contract liabilities (current)	79.5	75.8
Employee compensation and benefits	62.8	69.6
Income Taxes	69.2	56.4
Other	121.7	92.8

Accrued liabilities	482.6	445.5

Other liabilities, in the noncurrent liabilities section of the Consolidated Condensed Statements of Financial Position, consisted of the following at June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Pension and post-employment liabilities	$124.4	$126.7
Uncertain tax positions	25.1	18.7
Noncurrent contract liabilities	87.2	98.3
Other	40.2	49.2

Other Liabilities	$276.9	$292.9

12.	DEBT

The carrying value, maturity date, and interest rate of the Company’s outstanding long-term debt consists of the following:

		June 30, 2025		December 31, 2024
	Maturity Date	Interest Rate	USD Amount	Interest Rate	USD Amount
Short-term debt - related party	May 21, 2025	—	$—	—	$0.1
Short-term debt - other	May 1, 2025	9.438%	—	9.438%	0.9
First American Solar Array Financing Lease	March 31, 2027	9.851%	2.4	9.851%	3.0
First American Equipment Financing Lease	August 31, 2027	10.115%	0.3	10.115%	0.4
First American Equipment Financing Lease	March 31, 2028	8.826%	0.5
Morgan Stanley amortizing term loans(1) :	July 13, 2027	7.396%	787.5	7.429%	840.0
Morgan Stanley revolving credit facility(1) :	July 13, 2027	6.896%	86.4	6.929%	19.0
Regions Bank AR Securitization revolver:	October 29, 2027	5.724%	109.0	5.953%	125.0

Total debt outstanding			$986.1		$988.4
Less: Short-term debt - related party			—		(0.1)
Less: Short-term debt - other			—		(0.9)
Less: Current portion of long-term debt			(158.7)		(132.6)
Less: Unamortized issuance costs			(18.8)		(23.4)

Total long-term debt, net of unamortized issuance costs			$808.6		$831.4

(1)	A syndication of lenders funds the term loans and revolving credit facility with Morgan Stanley Senior Funding, Inc. being the administrative agent.

During the six months ended June 30, 2025, the Company received debt proceeds of $129.0 million and paid total debt payments of $131.3 million. The total debt proceeds include borrowings of $107.4 million for the Morgan Stanley revolver, $21.0 million related to the AR Securitization revolver, and $0.6 million related to equipment financing discussed below. The total debt payments include $40.0 million for the revolver, $52.5 million for the term loans, $37.0 million payback for AR Securitization, $0.9 million for the insurance premium financing, $0.1 million for the related-party loan, and $0.8 million for the solar array and equipment financing payments discussed below.

Lexmark Confidential

During the year ended December 31, 2024, the Company incurred $4.8 million in debt by financing both a solar array placed in service during 2024 and equipment used at its Lexington, Kentucky headquarters. During the six months ended June 30, 2025, the Company incurred an additional $0.6 million in debt by financing more equipment used at its Lexington, Kentucky Headquarters. These transactions are accounted for as failed sale-lease buyback agreements and are therefore classified as debt. All three financing agreements were made with First American Bank, and the Company made payments of $0.8 million related to these transactions during the six months ended June 30, 2025. As of June 30, 2025, $1.1 million of remaining debt from these transactions were included in Current portion of long-term debt, and $2.1 million was included in Long-term debt, net of unamortized issuance costs.

The Morgan Stanley Credit Facility (defined below) and the Accounts Receivable Securitization were paid off on July 1, 2025 as part of the Company’s acquisition by Xerox Holdings Corporation. Part of the Morgan Stanley Credit Facility was assumed in a new credit facility with Xerox Holdings Corporation, with the remainder extinguished upon closing of the transaction. See Note 19 of the Notes to Consolidated Condensed Financial Statements for more details on the Company’s acquisition by Xerox Holdings Corporation.

Morgan Stanley (“MS”) Credit Facility

The MS Credit Facility, which was entered into in July 2022, contains both term and revolving loans. Term Loan A principal and interest is paid quarterly and is calculated at an agreed upon Term Secured Overnight Financing Rate (“SOFR”) rate plus a 3% margin. The Revolving Credit loan of $100.0 million requires interest to be paid quarterly on the outstanding balance at Term SOFR rate plus a margin that ranges between 2.5% to 3.0% depending on the Company’s financial performance. The effective interest rate for the term loans was 8.514% and 8.447% for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. The effective interest rate for the Revolving Credit loan was 8.064% and 8.451% for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. The terms loans and the Revolving Credit loan all mature July 2027.

The MS Credit Facility contains customary affirmative and negative covenants. The MS Credit Facility also contains financial covenants that require consolidated net total leverage ratio to be below 3.000 to 1 for June 30, 2025, and then below 2.625 to 1 for June 30, 2026, along with consolidated fixed charge coverage ratio required to be greater than 1.2 to 1. The Company was in compliance with all covenants as of June 30, 2025 and December 31, 2024.

The MS Credit Facility is secured by a security agreement which grants the Secured Parties a first priority lien on and security interest in the assets of Lexmark International II, LLC and certain material subsidiaries including LII. Assets covered by the security agreement consist of cash and cash equivalents, certain accounts receivable, excluding accounts receivable and leased assets secured by the Regions Accounts Receivable Securitization, certain property, plant, and equipment and certain intangibles. As part of the operating lease agreement for the Company’s Lexington headquarters, a $13.6 million letter of credit counts toward the total utilized amount for the credit facility, leaving an amount of $86.4 million available for the Company.

Accounts Receivable Securitization

On December 7, 2022, the Company entered into a securitization agreement with respect to the Company’s US accounts receivables with Regions Bank (“AR Securitization”) and amended the initial securitization agreement to include Canadian receivables on December 23, 2022. On October 30, 2024, the Company entered into an amended agreement with Regions Bank and Wells Fargo to increase the maximum borrowing amount. In connection with this transaction, the Company and its 100% wholly owned special purpose subsidiary (“SPE”), Lexmark Receivables, LLC, entered into a credit and security agreement that provides for revolving loans to be made from time to time with a maximum borrowing amount of $125.0 million that is dependent upon the Company’s eligible receivables. Under the AR Securitization, the Company sells and/or contributes its U.S. and Canadian trade receivables and associated related assets to its wholly-owned, bankruptcy-protected SPE. Cash advances by Regions Bank and Well Fargo (“the lenders”) to the subsidiary are secured by its trade receivables and associated related assets. The SPE owned $124.8 million and $161.8 million of trade receivables and $35.2 million and $32.3 million of related assets as of the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. The assets of the SPE are restricted as collateral for the payment of its obligations under the AR Securitization, and its assets and credit are not available to satisfy the debts and obligations of the Company’s other creditors. The SPE pays customary servicing fees to the originating subsidiaries. Interest on the AR Securitization is paid monthly based on Term SOFR plus an applicable margin which ranges from 1.3% to 1.55% depending on the Company’s financial performance. The effective interest rate for the AR Securitization was 5.950% and 6.272% for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.

The facility agreement contains customary events of default. The accounts receivable and related assets associated with qualified accounts receivable continue to be owned by the Company and continue to be reflected as assets on the Company’s Consolidated Condensed Statements of Financial Position. Borrowings under this facility are classified as Long-term debt, net of unamortized issuance costs on the Company’s Consolidated Condensed Statements of Financial Position. The AR Securitization agreement was originally set to mature December 7, 2025, but, as part of the 2024 amended agreement, it will now mature the earlier of the Morgan Stanley term loans’ maturity date, currently July 13, 2027, or October 29, 2027.

Lexmark Confidential

The Regions AR Securitization contains customary affirmative and negative covenants along with four financial covenants applicable to the SPE: 1) 3-month average default ratio must be below 2%, 2) 3-month average delinquency ratio must be below 4.25%, 3) 3-month average dilution ratio must be below 6.25%, and 4) days sales outstanding must be below 45 days. The Company was in compliance with all covenants as of June 30, 2025 and December 31, 2024.

Scheduled Maturities

Scheduled maturities on the Company’s long-term debt are as follows:

Fiscal Year:
2025 (Remainder)	$79.2
2026	159.1
2027	747.7
2028	0.1

Total remaining principal payments	$986.1

Interest

Total cash paid for interest on the debt facilities amounted to $18.5 million and $36.2 million during the three and six months ended June 30, 2025, respectively, compared to $22.6 million and $46.2 million during the same periods in 2024.

During the twelve months ended December 31, 2023, the Company liquidated interest rate swaps that were previously taken out on $700.0 million of debt. The Company received $14.9 million upon liquidation, which was included in Net cash provided by (used for) operating activities on the Consolidated Condensed Statements of Cash Flows. The company recognized gains of $0.4 million and $1.7 million related to these swaps, offsetting interest expense, during the three and six months ended June 30, 2025, respectively, compared to $2.4 million and $7.4 million during the same periods in 2024. The Company had no unamortized gains remaining as of June 30, 2025 and $1.7 million remaining as of December 31, 2024. See Note 5 of the Notes to Consolidated Condensed Financial Statements for results of the Company’s hedging activities.

The Company had no capitalized interest costs during the six months ended June 30, 2025 or the twelve months ended December 31, 2024.

13.	INCOME TAXES

The effective tax rate for the three months ended June 30, 2025 was (165)%. This rate was lower than the U.S. federal statutory tax rate of 21% and resulted in a tax expense, primarily due to an increase in the valuation allowances on certain deferred tax assets, US taxes on foreign earnings, specifically Subpart F income and Global Intangible Low Taxed Income (GILTI), and the geographical mix of earnings.

The effective tax rate for the three months ended June 30, 2024 was 44.96%, which was higher than the U.S. federal statutory tax rate of 21%, primarily due to restructuring charges, an increase in the valuation allowance on certain deferred tax assets, US taxes on foreign earnings, specifically Subpart F and GILTI, geographical mix of earnings, and the release of uncertain tax positions.

The effective tax rate for the six months ended June 30, 2025 was 3,850%. This rate was higher than the U.S. federal statutory tax rate of 21% and resulted in a tax expense, primarily due to an increase in the valuation allowances on certain deferred tax assets, US taxes on foreign earnings, specifically Subpart F income and GILTI, and the geographical mix of earnings.

The effective tax rate for the six months ended June 30, 2024 was 29.32%. This rate was higher than the U.S. federal statutory tax rate of 21%, primarily due to restructuring charges, an increase in the valuation allowance on certain deferred tax assets, US taxes on foreign earnings, specifically Subpart F and GILTI, geographical mix of earnings, and the release of uncertain tax positions.

The effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income, valuation allowances, Research and Experimentation Credit, and state taxes on U.S. earnings. In addition, the effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Lexmark Confidential

For the three and six months ended June 30, 2024, the Company prepared the tax provision based on the current estimate of the annual effective income tax rate described in ASC 740, Accounting for Income Taxes. For the three and six months ended June 30, 2025, due to the acquisition of Lexmark, the Company prepared the tax provision utilizing a discrete approach.

14.	EMPLOYEE PENSION AND OTHER POSTEMPLOYMENT BENEFITS

The components of the net periodic benefit cost for the pension and other postemployment plans are as follows:

	Three Months Ended
Pension Benefits:	June 30, 2025	June 30, 2024
Service cost	$0.8	$0.7
Interest cost	6.7	6.5
Expected return on plan assets	(5.0)	(6.2)
Actuarial (gain) loss	(7.9)	—

Net periodic benefit cost (credit)	$(5.4)	$1.0

Other Postemployment Benefits:
Interest cost	—	0.1
Actuarial (gain) loss	0.1	—

Net periodic benefit cost (credit)	$0.1	$0.1

	Six Months Ended
Pension Benefits:	June 30, 2025	June 30, 2024
Service cost	$1.6	$1.4
Interest cost	13.3	13.1
Expected return on plan assets	(10.0)	(12.3)
Actuarial (gain) loss	(7.9)	—

Net periodic benefit cost (credit)	$(3.0)	$2.2

Other Postemployment Benefits:
Interest cost	0.1	0.2
Actuarial (gain) loss	0.1	—

Net periodic benefit cost (credit)	$0.2	$0.2

Components of net periodic benefit cost other than service cost are presented in Other expense (income), net on the Consolidated Condensed Statements of Earnings.

The Company contributed $3.6 million and $6.1 million to its pension and other postemployment plans during the three and six months ended June 30, 2025, respectively, and currently expects to contribute approximately $8.1 million to its pension and other postemployment plans for the remainder of 2025. The Company contributed $1.4 million and $2.7 million to its pension and other postemployment plans during the three and six months ended June 30, 2024, respectively.

15.	MEMBER’S EQUITY AND ACCUMULATED OTHER COMPREHENSIVE EARNINGS

Member’s Capital

Ninestar Group Company Limited (“Parent”) is the sole member of the Company and is not personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond its capital contribution. As a sole member, the Parent has all rights, preferences, and privileges to any earnings and distributions of the Company, subject to any requirements and limitations included in the Company’s credit agreements.

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During the year ended December 31, 2020, Lexmark, Ninestar, and PAG amended a contribution agreement pursuant to which Ninestar and PAG agreed to provide additional contributions to Lexmark up to $75.0 million upon Lexmark’s request, if needed. No contributions related to this agreement were made during 2024, and the agreement expired in 2024.

Accumulated Other Comprehensive Earnings (Loss)

The following tables provide the tax benefit or expense attributed to each component of Other comprehensive earnings (loss) for the three and six months ended June 30:

	Three Months Ended
	June 30, 2025			June 30, 2024
	Change, net of tax	Tax benefit (liability)	Change, pre-tax	Change, net of tax	Tax benefit (liability)	Change, pre-tax
Components of other comprehensive earnings (loss):
Foreign currency translation adjustment	$23.8	$0.2	$23.6	$(21.5)	$2.5	$(24.0)
Pension and other post retirement benefits	(0.1)	—	(0.1)	—	—	—
Unrealized gain (loss) on cash flow hedges	(7.1)	1.1	(8.2)	0.1	—	0.1

Total other comprehensive earnings (loss)	$16.6	$1.3	$15.3	$(21.4)	$2.5	$(23.9)

	Six Months Ended
	June 30, 2025			June 30, 2024
	Change, net of tax	Tax benefit (liability)	Change, pre-tax	Change, net of tax	Tax benefit (liability)	Change, pre-tax
Components of other comprehensive earnings (loss):
Foreign currency translation adjustment	$33.4	$0.1	$33.3	$(26.1)	$2.4	$(28.5)
Pension and other post-retirement benefits	(0.1)	—	(0.1)	—	—	—
Unrealized gain (loss) on cash flow hedges	(14.9)	2.4	(17.3)	(3.4)	1.0	(4.4)

Total other comprehensive earnings (loss)	$18.4	$2.5	$15.9	$(29.5)	$3.4	$(32.9)

Lexmark Confidential

The following rollforward presents the change in Accumulated other comprehensive earnings (loss), net of tax:

	Foreign Currency Translation Adjustment	Recognition of Pension and Other Postretirement Benefit Plans Prior Service Credit	Unrealized Gain (Loss) on Cash Flow Hedges	Accumulated Other Comprehensive Earnings
Balance at January 1, 2025	$(74.3)	$0.7	$8.1	$(65.5)
Other comprehensive earnings (loss) before reclassifications	9.6	–	(5.2)	4.4
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	—	(2.6)	(2.6)

Net other comprehensive earnings (loss)	9.6	—	(7.8)	1.8

Balance at March 31, 2025	$(64.7)	$0.7	$0.3	$(63.7)

Other comprehensive earnings (loss) before reclassifications	23.8	—	(8.4)	15.4
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	(0.1)	1.3	1.2

Net other comprehensive earnings (loss)	23.8	(0.1)	(7.1)	16.6

Balance at June 30, 2025	$(40.9)	$0.6	$(6.8)	$(47.1)

Balance at January 1, 2024	$(27.8)	$0.7	$8.9	$(18.2)
Other comprehensive earnings (loss) before reclassifications	(46.5)	—	10.9	(35.6)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	—	(11.7)	(11.7)

Net other comprehensive earnings (loss)	(46.5)	—	(0.8)	(47.3)

Balance at December 31, 2024	$(74.3)	$0.7	$8.1	$(65.5)

The following tables provides details of amounts reclassified from Accumulated other comprehensive earnings (loss) for the three and six months ended June 30:

Three Months Ended
Details about Accumulated Other Comprehensive Earnings (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Condensed Statements of Earnings
	June 30, 2025	June 30, 2024
Unrealized gain (loss) on cash flow hedges
	$(1.9)	$1.6	Revenue
	0.4	2.4	Interest
	0.2	(0.8)	Benefit (provision) for income taxes

Total reclassifications for the period	$(1.3)	$3.2	Net of tax

Lexmark Confidential

Six Months Ended
Details about Accumulated Other Comprehensive Earnings (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Condensed Statements of Earnings
	June 30, 2025	June 30, 2024
Unrealized gain (loss) on cash flow hedges
	$—	$2.6	Revenue
	1.7	7.4	Interest
	(0.4)	(2.2)	Benefit (provision) for income taxes

Total reclassifications for the period	$1.3	$7.8	Net of tax

Three Months Ended
Details about Accumulated Other Comprehensive Earnings (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Condensed Statements of Earnings
	June 30, 2025	June 30, 2024
Pension and other postretirement benefits
	$0.1	$—	Other expense (income), net

Total reclassifications for the period	$0.1	$—	Net of tax

Six Months Ended
Details about Accumulated Other Comprehensive Earnings (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Condensed Statements of Earnings
	June 30, 2025	June 30, 2024
Pension and other postretirement benefits
	$0.1	$—	Other expense (income), net

Total reclassifications for the period	$0.1	$—	Net of tax

16.	FAIR VALUE

General

The accounting guidance for fair value measurements defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and requires disclosures about fair value measurements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As part of the framework for measuring fair value, the guidance establishes a hierarchy of inputs to valuation techniques used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Fair Value Hierarchy

The three levels of the fair value hierarchy are:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical, unrestricted assets or liabilities that the Company has the ability to access at the measurement date;

Lexmark Confidential

•	Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 — Unobservable inputs used in valuations in which there is little market activity for the asset or liability at the measurement date.

Fair value measurements of assets and liabilities are assigned a level within the fair value hierarchy based on the lowest level of any input that is significant to the fair value measurement in its entirety.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	June 30, 2025		December 31, 2024
		Based on		Based on
	Fair value	Level 2	Fair value	Level 2
Assets:
Cash equivalents(1)	$16.6	$16.6	$3.3	$3.3
Foreign currency derivatives (2)	17.5	17.5	15.4	15.4

Total	$34.1	$34.1	$18.7	$18.7

Liabilities:
Foreign currency derivatives (2)	$22.6	$22.6	$10.3	$10.3

(1)	Included in Cash and cash equivalents on the Consolidated Condensed Statements of Financial Position.
(2)

Foreign currency derivative assets and foreign currency derivative liabilities are included in Prepaid expenses and other current assets and Accrued liabilities, respectively, on the Consolidated Condensed Statements of Financial Position. Refer to Note 5 of the Notes to Consolidated Condensed Financial Statements for disclosure of derivative assets and liabilities on a gross basis.

Transfers

To identify the appropriate level in the fair value hierarchy, the Company uses default assumptions regarding the general characteristics of the financial instrument as the starting point. The Company then adjusts the level assigned to the fair value measurement for financial instruments held at the end of the reporting period, as necessary, based on the weight of the evidence obtained by the Company. During the six months ended June 30, 2025, and the year ended December 31, 2024, the Company had no purchases, transfers in, or transfers out of Level 3.

Valuation Techniques

Cash Equivalents

Cash equivalents are primarily comprised of money market funds in which the Company invests and are considered cash equivalents. Money market funds are valued at the quoted Net Asset Value (“NAV”) per share issued to the Company.

Other cash equivalents include interest bearing deposit accounts that are short term in nature and whose fair value approximates their carrying amount.

Derivatives

Fair values for the Company’s derivative financial instruments are based on pricing models or formulas using current market data. Variables used in the calculations include forward points, spot rates, volatility assumptions and benchmark interest rates at the time of valuation, the frequency of payments to and from counterparties, as well as effective and termination dates. The Company believes there is minimal risk of nonperformance. All of the Company’s derivative instruments are designated as Level 2 measurements in the fair value hierarchy. Refer to Note 5 of the Notes to Consolidated Financial Statements for more information regarding the Company’s derivatives.

Plan Assets

Plan assets must be measured at least annually in accordance with accounting guidance on employer’s accounting for pensions and postretirement benefits other than pensions. The fair value measurement guidance requires that the valuation of plan assets comply with its definition of fair value. The fair value measurement guidance does not apply to the calculation of pension and postretirement obligations since the liabilities are not measured at fair value. The Company last measured the plan assets at June 30, 2025.

Lexmark Confidential

Summary of Other Financial Liabilities

The carrying value of the Company’s debt, excluding financing leases was $964.0 million and $961.6 million as of June 30, 2025, and December 31, 2024, respectively. This increase was due to the change in the AR securitization revolver and the Morgan Stanley revolver. The estimated fair value of the Company’s debt excluding financing leases was $982.9 million and $950.0 million as of June 30, 2025, and December 31, 2024, respectively. The fair value of debt was determined based on level 2 inputs using current market interest rate data adjusted for non-performance risk.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis Subsequent to Initial Recognition

During the fourth quarter of 2024, the Company recorded a non-recurring fair value adjustment related to the valuation of the Company’s trade name indefinite lived intangible asset and goodwill. The fair value was derived by reference to the Xerox purchase price of the Company. During the year ended December 31, 2024, the Company recognized a Goodwill impairment in the amount of $680.9 million. This impairment was identified and determined based on the implied fair value of the entity derived from Xerox’s pending acquisition of the Company for $1.5 billion. During the year ended December 31, 2024, a tradename impairment of $160.0 million was recognized. The Company utilized the relief-from-royalty method when valuing the trade name. Significant inputs used in the valuation included a discount rate, royalty rate, income tax rate as well as other economic variables. The impairment in 2024 was driven by higher discount rates as the result of the pending acquisition of the Company, as mentioned above. There were no triggering events during the three months and six months ended June 30, 2025 that would require the revaluation of the Company’s Goodwill and intangible assets.

There were no other material fair value adjustments to assets or liabilities measured at fair value on a nonrecurring basis subsequent to initial recognition during 2025 or 2024.

17.	COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is involved in lawsuits, claims, investigations and proceedings, including those identified below, consisting of intellectual property, commercial, employment, employee benefits, and environmental matters that arise in the ordinary course of business. In addition, various governmental authorities have from time to time initiated inquiries and investigations, some of which are ongoing. The Company intends to continue to cooperate fully with those governmental authorities in these matters.

Pursuant to the accounting guidance for contingencies, the Company regularly evaluates the probability of a potential loss of its material litigation, claims, or assessments to determine whether a liability has been incurred and whether it is probable that one or more future events will occur confirming the loss. If a potential loss is determined by the Company to be probable, and the amount of the loss can be reasonably estimated, the Company establishes an accrual for the litigation, claim or assessment. If it is determined that a potential loss for the litigation, claim or assessment is less than probable, the Company assesses whether a potential loss is reasonably possible, and will disclose an estimate of the possible loss or range of loss; provided, however, if a reasonable estimate cannot be made, the Company will provide disclosure to that effect.

Litigation is inherently unpredictable and may result in adverse rulings or decisions. In the event that any one or more of these litigation matters, claims or assessments result in a substantial judgment against, or settlement by, the Company, the resulting liability could also have a material effect on the Company’s financial condition, cash flows and results of operations.

Flexiworld International, Inc. vs. Lexmark International Inc. Patent Infringement

During the year ended December 31, 2022, Flexiworld International, Inc., a non-practicing entity, filed four separate patent infringement actions against Lexmark. In the complaints, Flexiworld asserted that Lexmark infringed fourteen Flexiworld patents related to Wi-Fi enabled printers and smartphone printer applications. Lexmark vigorously defended itself against the suit, and in January 2024, the Company settled the patent infringement litigation for an immaterial amount, thereby closing the litigation.

Peruvian Tax and Penalty Determination Ruling (VAT)

During the year ended December 31, 2023, SUNAT, the Peruvian National Tax Authority, issued a tax and penalty determination ruling based on a tax audit that started during the year ended December 31, 2022, regarding the collection of VAT. SUNAT is claiming that that some sales discounts granted to one of Lexmark’s distributers lack sufficient documentary support to substantiate their existence and operation, thereby increasing the VAT taxable base. Lexmark is preparing to file its defense at the administrative level to challenge the decision. As of June 30, 2025, an accrual has not been made as a loss contingency is not probable. However, a loss contingency between $2.0 million and $3.0 million is reasonably possible.

Lexmark Confidential

Other Litigation

There are various other lawsuits, claims, investigations, and proceedings involving the Company that are currently pending. The Company has determined that although a potential loss is reasonably possible for certain matters, that for such matters in which it is possible to estimate a loss or range of loss, the estimate of the loss or estimate of the range of loss are not material to the Company’s consolidated results of operations, cash flows or financial position.

18.	RELATED PARTY TRANSACTIONS

The Company has an agreement to sell private label remanufactured toner cartridges to Ninestar, as well as to sell components to and purchase toner cartridges from Ninestar affiliates in a sell-buyback arrangement. Sales of finished goods are included in Revenue on the Consolidated Condensed Statements of Earnings and the purchases are included in Inventories, until sold, on the Consolidated Condensed Statements of Financial Position.

During the three months and six months ended June 30, 2025, the Company had sales to Ninestar affiliates of $30.3 million and $56.6 million, respectively, compared to $14.6 million and $28.5 million during the same periods in 2024. Sales in the three and six months ended June 30, 2025, included $1.0 million and $1.3 million of sales related to sell-buyback arrangements, respectively, compared to $4.6 million and $10.0 million during the same periods in 2024, as well as $2.9 million and $4.2 million of sales taxes in the three and six months ended June 30, 2025, compared to $0.9 million and $2.0 million of sales taxes during the same periods in 2024. Manufacturing sell-buyback transactions and sales taxes are not included in Revenue on the Consolidated Condensed Statements of Earnings. In addition, the Company began a collaborative arrangement during the fourth quarter of 2021 with Pantum and Static Control for the use of intellectual property and components. The collaborative revenue received during the three and six months ended June 30, 2025 totaled $0.6 million and $1.6 million, respectively, compared to $0.4 million and $1.1 million during the same periods in 2024.

Purchases from Ninestar affiliates were $14.3 million and $28.6 million during the three and six months ended June 30, 2025, respectively, compared to $19.8 million and $38.8 million during the same periods in 2024. These purchases included $4.0 million and $18.3 million related to sell-buyback arrangements for the three and six months ended June 30, 2025, respectively, and $14.7 million $33.5 million for the same periods in 2024. Purchases from Ninestar during the three and six months ended June 30, 2025, only included products ultimately sold to related party customers, while purchases during the same periods in 2024 also included products ultimately sold to non-related party customers. During the year ended December 31, 2024, the Company transitioned manufacturing from Ninestar and related parties to other contract manufacturers.

The Company also has a cross-license agreement with Ninestar in which both parties agreed to convert the imaging product distribution and sales operations of the companies into a unified system under the control of Ninestar. The agreement sets forth payment calculations from the Company to Ninestar based on worldwide distribution and sales performance criteria. The Company accrued $1.1 million and $2.2 million during the three and six months ended June 30, 2025, compared to $1.1 million and $2.2 million during the same period in 2024. These amounts are recognized in Cost of revenue on the Consolidated Condensed Statements of Earnings.

19.	SUBSEQUENT EVENTS

On July 1, 2025, Lexmark was acquired by Xerox Holdings Corporation in a transaction valued at approximately $1.5 billion, inclusive of assumed liabilities. The acquisition was completed per a definitive agreement between Xerox and Lexmark’s former owners, including Ninestar Corporation, PAG Asia Capital, and Shanghai Shouda Investment Centre. Following the acquisition, Lexmark became a wholly owned subsidiary of Xerox and will be consolidated into Xerox’s financial statements beginning July 1, 2025.

As part of the transaction, Lexmark’s existing debt arrangements, specifically, its term loan administered by Morgan Stanley, its revolving credit facility, and accounts receivable securitization program, were fully repaid on the acquisition date. A portion of this debt was refinanced and assumed into Xerox’s capital structure, while the remainder was extinguished.

On July 4, 2025, H.R. 1, the One Big Beautiful Bill Act (“the Act”), was signed into law. The Act includes several tax changes, such as making certain provisions from the Tax Cuts and Jobs Act permanent, updating international tax rules, and reinstating immediate expensing for domestic research expenditures. The Act contains multiple effective dates, with certain provisions applicable beginning in 2025 and others in subsequent years.

The Company is currently evaluating the potential impacts of the Act on its consolidated financial statements. These impacts may be material, particularly with respect to the Company’s assessment of its valuation allowance on U.S. deferred tax assets. As of June 30, 2025, Lexmark’s total deferred tax asset balance was $29.4 million, which is net of total valuation allowances of $179.7 million.

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The Company will continue to evaluate both the effects of the law and the Company’s operating results, and may adjust its valuation allowance, accordingly, based on whether it is more likely than not that the deferred tax assets will be realized. Any such changes may result in the recognition or reversal of a valuation allowance, which could materially affect income tax expense in the period recognized and future periods.

The Company has performed an evaluation of events subsequent to June 30, 2025, through August 27, 2025, the date the Company’s consolidated financial statements were available to be issued. The Company has determined that there were no other significant events which require disclosure.

Lexmark Confidential